Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
REAL INDUSTRY, INC., et al.[1]	)	Case No. 17-12464 (KJC)
)
Debtors.	)	Jointly Administered
	)	Ref. Dkt. No. 85

ORDER (I) APPROVING THE SALE OF ASSETS FREE AND CLEAR OF

ALL LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS, (II) AUTHORIZING

THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS
AND UNEXPIRED LEASES, AND (III) GRANTING RELATED RELIEF

Upon the motion [Docket No. 85] (the “Motion”) of Real Industry, Inc. (“Real Industry”) and its affiliated debtors and debtors-in-possession (the “Real Alloy Debtors,” and with Real Industry, collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), pursuant to sections 105(a), 363, 365, and 503 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), for (i) entry of an order (the “Bidding Procedures Order”) (a) establishing bidding and auction procedures (the “Bidding Procedures”) related to the sale (the “Sale”) of the Real Alloy Debtors’ assets (the “Assets”), including setting the date and time for an auction in connection with such Sale (the “Auction”); (b) establishing certain notice procedures for determining cure amounts for executory contracts and unexpired leases to be assumed and assigned in connection with such Sale (the “Assumption and Assignment Procedures”); (c) establishing procedures in connection with the selection and protections

1 The Debtors in the above-captioned chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are Real Industry, Inc. (3818), Real Alloy Intermediate Holding, LLC (7447), Real Alloy Holding, Inc. (2396), Real Alloy Recycling, Inc. (9798), Real Alloy Bens Run, LLC (3083), Real Alloy Specialty Products, Inc. (9911), Real Alloy Specification, Inc. (9849), ETS Schaefer, LLC (9350), and RA Mexico Holding, LLC (4620).  The principal place of business for the Real Alloy Debtors is 3700 Park East Drive, Suite 300, Beachwood, Ohio 44122.

afforded to any stalking horse bidders; (d) approving the form and manner of certain notices relating to the Sale; (e) scheduling a hearing to consider approval of such Sale; and (f) granting certain related relief; and (ii) entry of an order (this “Sale Order”) (a) approving the Sale of the Assets, free and clear of all Interests (as defined below); (b) authorizing the assumption and assignment of certain executory contracts and unexpired leases; and (c) granting certain related relief; and this Court entered the Bidding Procedures Order on December 19, 2017 [Docket No. 176] after holding a hearing to consider the entry thereof on December 19, 2017 (the “Bidding Procedures Hearing”); and the Debtors having filed the [Stalking Horse Notice] on [--], 2018 [Docket No. --], stating that [--] had been selected by the Debtors as the stalking horse bidder (the “Stalking Horse Bidder”) in connection with its bid, as described further therein (the “Stalking Horse Bid”); and the Auction having been [held on [--], 2018]; and [--] (the “Purchaser”) having been selected as the prevailing bidder with the highest or otherwise best bid at the conclusion of the Auction; and the Purchaser and the Real Alloy Debtors having entered into that certain Asset Purchase Agreement, dated as of [--] (attached hereto as Exhibit A, and as it may be amended, modified, or supplemented in accordance with the terms hereof and thereof, the “Asset Purchase Agreement”);2 and pursuant to the Asset Purchase Agreement, the Purchaser having designated certain of its affiliates and/or subsidiaries as “Purchaser Designees” for the Acquired Assets and the Assumed Liabilities (collectively with any other Purchaser Designee as defined in the Asset Purchase Agreement, the “Purchaser Designee,” each of which shall be entitled to the rights and protections set forth in this Order, including, without limitation, paragraph 30 hereof); and this Court having conducted a hearing on the Motion on [--], 2018 (the “Sale Hearing”); and this Court having jurisdiction over this matter pursuant to 28 U.S.C. §§ 157

2 Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement or, if not defined therein, in the Motion.

and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012; and this Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and this Court being able to issue a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding and the Motion in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and it appearing that no other or further notice of the Motion is required; and all parties in interest having been heard, or having had the opportunity to be heard, regarding the Motion, the Asset Purchase Agreement, and this Sale Order; and this Court having reviewed and considered the Motion and all objections thereto, and the arguments of counsel made, and the evidence adduced, at the Bidding Procedures Hearing and the Sale Hearing; and upon the entire record of the Bidding Procedures Hearing and the Sale Hearing, and after due deliberation thereon, and good cause appearing therefor:

THE COURT HEREBY FINDS THAT:3

A.        The Debtors have articulated good and sufficient reasons for the Court to (i) authorize the Sale of the Acquired Assets free and clear of all Interests, (ii) authorize the assumption, assignment, and/or transfer of the Assumed Contracts, and (iii) grant the other relief set forth in this Sale Order.

Notice of the Sale, Auction, and Cure Payments

B.         Actual written notice of the Sale Hearing, the Auction, the Motion, the Sale, and the assumption, assignment, and/or transfer of the Assumed Contracts, and a reasonable opportunity to object or be heard with respect thereto and to the entry of this Sale Order has been

3 The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

afforded to all known interested Persons and entities entitled to receive such notice, including, but not limited to, the following parties: (i) all entities known to have expressed an interest in a transaction with respect to all or any portion of the Real Alloy Debtors’ assets during the eighteen (18) months preceding entry of the Bidding Procedures Order; (ii) all entities known to have asserted any interest in or upon any portion of the Real Alloy Debtors’ assets; (iii) all federal, state, and local regulatory authorities or recording offices that are reasonably known to regulate any part of the business of the Real Alloy Debtors; (iv) the Internal Revenue Service and all state and local taxing authorities in states in which the Real Alloy Debtors are reasonably known to have tax liability; (v) counsel to the official committee of unsecured creditors in the Chapter 11 Cases (the “Committee”); (vi) the parties included on the Debtors’ list of their thirty (30) largest unsecured creditors; (vii) all parties how have made the appropriate filings requesting notice of all pleadings in the Chapter 11 Cases; (viii) the U.S. Trustee; (ix) Wilmington Trust, N.A.; (x) counsel to the Ad Hoc Noteholder Group; (xi) counsel to the DIP ABL Agent; (xii) the United States Environmental Protection Agency; (xiii) the Securities and Exchange Commission; (xiv) the Office of the United States Attorney General; (xv) the offices of the attorneys general for the states in which the Debtors operate; (xvi) the United States Department of Justice; (xvii) all other known creditors of the Real Alloy Debtors; and (xviii) all counterparties to executory contracts and unexpired leases with the Real Alloy Debtors (the “Contract Counterparties”).

C.         The Debtors published the Motion, the Bidding Procedures Order, the Bidding Procedures, the Stalking Horse Agreement, all exhibits and schedules thereto, the Auction and Sale Notice, the Contracts Schedule, and certain other documents relevant to the Sale on a website maintained by the Debtors’ claims and noticing agent, Prime Clerk LLC, under the section titled “Sale of Real Alloy Debtors’ Assets,” which can be found at

www.primeclerk.com/realindustry/.  The Debtors published notice [of the Sale, the Bidding Procedures, the Stalking Horse Agreement, the time and place of the proposed Auction, the time and place of the Sale Hearing and the time for filing an objection to the Motion] in American Metal Market Daily on [--], 2018.

D.        In accordance with the provisions of the Bidding Procedures Order, the Debtors have served a notice (each, a “Cure Notice”) upon each Contract Counterparty (i) stating the Cure Amount; (ii) notifying the Contract Counterparty that such party’s contract or lease may be assumed and assigned to a purchaser of the Assets at the conclusion of the Sale Hearing; (iii) stating the date of the Sale Hearing and that objections to any Cure Amount or to assumption and assignment of any executory contract or unexpired lease will be heard at the Sale Hearing or at a later hearing, as determined by the Debtors; and (iv) stating a deadline by which the Contract Counterparty shall file an objection to the Cure Amount or to the assumption and assignment of its executory contracts or unexpired leases.

E.         The service of such Cure Notice (i) was good, sufficient and appropriate under the circumstances of these Chapter 11 Cases; (ii) provided such counterparties with a full and fair opportunity to object to such assumption, assignment, or transfer and to the proposed Cure Amount set forth in the Cure Notice; and (iii) was in compliance with the Bidding Procedures Order and applicable provisions of the Bankruptcy Rules and Local Rules.  Accordingly, no other or further notice need be given in connection with such assumption, assignment, or transfer or with respect to the Cure Amounts.

F.         As evidenced by the affidavits of service previously filed with this Court and as approved under the Bidding Procedures Order:  (i) due, proper, timely, adequate, and sufficient notice of the Motion, the Auction, the Sale Hearing, the assumption, assignment, and/or transfer of the Assumed Contracts, the entry of this Sale Order, and the Sale has been provided to all parties-in-interest; (ii) such notice was, and is, good, sufficient and appropriate under the circumstances of these Chapter 11 Cases, provided a fair and reasonable opportunity for parties-in-interest to object, and to be heard, with respect thereto, and was provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9006, 9007 and 9014, and the applicable Local Rules; and (iii) no other or further notice of with respect to such matters is necessary or shall be required.

Business Judgment

G.        The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for, and compelling circumstances to promptly consummate, the Sale and other transactions contemplated by the Asset Purchase Agreement and all related documents (collectively, the “Transaction Documents”), including, without limitation, the assumption, assignment, and/or transfer of the Assumed Contracts (collectively, the “Transactions”) pursuant to sections 363 and 365 of the Bankruptcy Code or otherwise, prior to and outside of a plan of reorganization, and such action is an appropriate exercise of the Debtors’ business judgment and in the best interests of the Real Alloy Debtors, their estates, and their creditors.  Such business reasons include, but are not limited to, the facts that: (i) there is substantial risk of depreciation of the value of the Acquired Assets if the Sale is not consummated promptly; (ii) the Asset Purchase Agreement constitutes the highest or otherwise best offer for the Acquired Assets; (iii) the Asset Purchase Agreement and the Closing will present the best opportunity to realize the value of the Debtors on a going concern basis and avoid decline and devaluation of the Debtors’ businesses; and (iv) unless the Sale is concluded expeditiously as provided for in this Sale Order and pursuant to the Asset Purchase Agreement, potential creditor recoveries may be substantially diminished.

Good Faith of the Purchaser; No Collusion

H.        The Purchaser is not an insider (as that term is defined in section 101(31) of the Bankruptcy Code) of any of the Debtors.

I.          The Purchaser is purchasing the Acquired Assets in good faith and is a good faith purchaser, within the meaning of section 363(m) of the Bankruptcy Code, and is therefore entitled to, and granted pursuant to paragraph 29 below, the full rights, benefits, privileges, and protections of that provision, and has otherwise proceeded in good faith in all respects in connection with the Transactions in that, inter alia: (i) the Purchaser recognized that the Debtors were free to deal with any other party interested in acquiring the Acquired Assets; (ii) the Purchaser complied with the provisions in the Bidding Procedures Order; (iii) the Purchaser agreed to subject its bid to the competitive bidding procedures set forth in the Bidding Procedures Order; (iv) all payments to be made by the Purchaser and other agreements or arrangements entered into by the Purchaser in connection with the Sale have been disclosed; (v)  the Purchaser has not violated section 363(n) of the Bankruptcy Code by any action or inaction; (vi) no common identity of directors or controlling stockholders exists between the Purchaser and any of the Debtors; and (vii) the negotiation and execution of the Asset Purchase Agreement and Transaction Documents were at arms’ length and in good faith.

J.          None of the Debtors nor the Purchaser has engaged in any conduct that would cause or permit the Asset Purchase Agreement or any of the Transaction Documents, or the consummation of the Transactions, to be avoidable or avoided, or for costs or damages to be imposed, under section 363(n) of the Bankruptcy Code, or has acted in bad faith or in any improper or collusive manner with any Person in connection therewith.

Highest and Best Offer

K.        In accordance with the Bidding Procedures Order, the Asset Purchase Agreement was a Qualified Noteholder Bid and a Qualified Bid (each as defined in the Bidding Procedures

Order) and was eligible to participate at the Auction.

L.         The Debtors conducted an auction process in accordance with, and have otherwise complied in all material respects with, the Bidding Procedures Order.  The auction process set forth in the Bidding Procedures Order afforded a full, fair and reasonable opportunity for any Person or entity to make a higher or otherwise better offer to purchase the Acquired Assets.  The Auction was duly noticed and conducted in a non-collusive, fair, and good faith manner and a reasonable opportunity has been given to any interested party to make a higher or otherwise better offer for the Acquired Assets.

M.        The Asset Purchase Agreement constitutes the highest and best offer for the Acquired Assets, and will provide greater value for the Real Alloy Debtors’ estates than would be provided by any other available alternative.  The Debtors’ determination that the Asset Purchase Agreement constitutes the highest and best offer for the Acquired Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

N.        The Asset Purchase Agreement represents a fair and reasonable offer to purchase the Acquired Assets under the circumstances of these Chapter 11 Cases.  No other Person or entity or group of entities has offered to purchase the Acquired Assets for greater economic value to the Real Alloy Debtors’ estates than the Purchaser.

O.        Approval of the Motion and the Asset Purchase Agreement, and the prompt consummation of the Transactions contemplated thereby, is in the best interests of the Real Alloy Debtors, their creditors, their estates, and other parties-in-interest.

P.         The sale of all Purchased Causes of Action described in [section 2.1(d)] and release and covenant not to sue on account of all Released Causes of Action described in [section 6.12] of the Asset Purchase Agreement were a material inducement for, and an express condition of, the Purchaser’s willingness to enter into the Asset Purchase Agreement, and when viewed with the Transactions as a whole, will provide a greater benefit to the Real Alloy Debtors, their estates, and their creditors than would the retention and prosecution of such Purchased Causes of Action in the absence of the Transactions.

No Fraudulent Transfer; Not a Successor

Q.        The Asset Purchase Agreement and Transaction Documents were not entered into, and the Transactions are not being consummated, for the purpose of hindering, delaying, or defrauding creditors of the Debtors under applicable Law, and none of the Parties to the Asset Purchase Agreement or any of the Transaction Documents are consummating the Transactions with any fraudulent or otherwise improper purpose.  The Purchase Price for the Acquired Assets constitutes (i) reasonably equivalent value under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration, and fair value under any other applicable Laws of the United States, any state, territory, or possession or the District of Columbia.

R.         Except as expressly set forth in the Asset Purchase Agreement with respect to the Assumed Liabilities, the Purchaser shall have no liability, responsibility, or obligations of any kind or nature whatsoever for any Interest (as defined below) of or against the Debtors, or otherwise related to the Acquired Assets, by reason of the transfer of the Acquired Assets to the Purchaser.  The Purchaser shall not be deemed, as a result of any action taken in connection with the Transactions, to: (i) be a successor (or other such similarly situated party) to any of the Debtors (other than with respect to the Assumed Liabilities as expressly stated in the Asset Purchase Agreement); or (ii) have, de facto or otherwise, merged or consolidated with or into any of the Debtors.  The Purchaser is not acquiring or assuming any Interest, except as expressly set forth in the Asset Purchase Agreement with respect to the Assumed Liabilities.

Validity of Transfer

S.         Each Real Alloy Debtor’s Board of Directors has authorized the execution and delivery of the Asset Purchase Agreement, the sale of all Acquired Assets to Purchaser and the assumption of all Assumed Liabilities by Purchaser.  Subject to the entry of this Sale Order, the Debtors have full corporate power and authority (i) to perform all of their obligations under the Asset Purchase Agreement and the Transaction Documents, and the Debtors’ prior execution and delivery thereof and performance thereunder, is hereby ratified in full, and (ii) to consummate the Transactions.  The Asset Purchase Agreement and Transaction Documents, and the Transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action.  No further consents or approvals are required for the Debtors to consummate the Transactions or otherwise perform their respective obligations under the Asset Purchase Agreement or the Transaction Documents, except in each case as otherwise expressly set forth in the Asset Purchase Agreement or applicable Transaction Documents.

T.         As of the Closing Date, the transfer of the Acquired Assets to the Purchaser, including, without limitation, the assumption, assignment, and transfer of the Assumed Contracts, will be a legal, valid, and effective transfer thereof, and will vest the Purchaser with all right, title, and interest of the Debtors in and to the Acquired Assets, free and clear of all Interests accruing or arising any time prior to the Closing Date, except as expressly set forth in the Asset Purchase Agreement with respect to the Assumed Liabilities or Permitted Liens.

Section 363(f) Is Satisfied

U.        The Purchaser would not have entered into the Asset Purchase Agreement and would not consummate the transactions contemplated thereby if the sale of the Acquired Assets, including the assumption, assignment, and transfer of the Assumed Contracts, to the Purchaser were not free and clear of all Interests of any kind or nature whatsoever (except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities), or if the Purchaser, or any of its Affiliates or Subsidiaries, would, or in the future could, be liable for any of such Interests (except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities).

V.        The Debtors may sell or otherwise transfer the Acquired Assets free and clear of all Interests because, in each case, one or more of the standards set forth in section 363(f)(1)–(5) of the Bankruptcy Code has been satisfied.  Those holders of Interests against the Debtors, their estates, or any of the Acquired Assets who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented thereto pursuant to section 363(f)(2) of the Bankruptcy Code.  Those holders of such Interests who did object fall within one or more of the other subsections of section 363(f) and are adequately protected by having their Interests, if any, attach to the proceeds of the Sale ultimately attributable to the Acquired Assets in which such creditor alleges or asserts an Interest, in the same order of priority, with the same validity, force, and effect, that such creditor had immediately prior to consummation of the Sale, subject to any claims and defenses the Debtors and their estates may possess with respect thereto.

W.        As used in this Sale Order, the term “Interest” includes all of the following, in each case to the extent against or with respect to any of the Debtors or in, on, or against or with respect to any of the Acquired Assets: liens (as defined in section 101(37) of the Bankruptcy Code, and whether consensual, statutory, possessory, judicial or otherwise), claims (as defined in section 101(5) of the Bankruptcy Code), debts (as defined in section 101(12) of the Bankruptcy Code), encumbrances, obligations, Liabilities, demands, guarantees, actions, suits, defenses, deposits, credits, allowances, options, rights, restrictions, limitations, contractual commitments, rights, or interests of any kind or nature whatsoever, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity, or otherwise, including, but not limited to, (i) mortgages, deeds of trust, pledges, charges, security interests, hypothecations, encumbrances, easements, servitudes, leases, subleases, rights-of-way, encroachments, restrictive covenants, restrictions on transferability or other similar restrictions, rights of offset or recoupment, rights of use or possession, subleases, leases, condition sale arrangements, or any similar rights, (ii) all claims, including, without limitation, all rights or causes of action (whether in law or equity), proceedings, warranties, guarantees, indemnities, rights of recovery, setoff, recoupment, indemnity or contribution, obligations, demands, restrictions, indemnification claims, or liabilities relating to any act or omission of the Real Alloy Debtors or any other person, consent rights, options, contract rights, covenants, and interests of any kind or nature whatsoever (known or unknown, matured or unmatured, accrued, or contingent and regardless of whether currently exercisable), whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity or otherwise; (iii) all debts, liabilities, obligations, contractual rights and claims, and labor, employment, and pension claims; (iv) any rights that purport to give any party a right or option to effect any forfeiture, modification, right of first offer or first refusal, or consents, or termination of the Debtors’ or the Purchaser’s interest in the Acquired Assets, or any similar rights; (v) any rights under labor or employment agreements; (vi) any rights under pension, multiemployer plan (as such term is defined in section 3(37) or section 4001(a)(3) of the Employment Retirement Income Security Act of 1974 (as amended, “ERISA”), health or welfare, compensation or other employee benefit plans, agreements, practices, and programs, including, without limitation, any pension plans of the Real Alloy Debtors or any multiemployer plan to which the Real Alloy Debtors have at any time contributed to or had any liability or potential liability; (vii) any other employee claims related to worker’s compensation, occupation disease, or unemployment or temporary disability, including, without limitation, claims that might otherwise arise under or pursuant to (a) ERISA, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the National Labor Relations Act, (f) the Age Discrimination and Employment Act of 1967 and Age Discrimination in Employment Act, each as amended, (g) the Americans with Disabilities Act of 1990, (h) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including, without limitation, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code of any similar state law (collectively, “COBRA”), (i) state discrimination laws, (j) state unemployment compensation laws or any other similar state laws, (k) any other state or federal benefits or claims relating to any employment with the Real Alloy Debtors or any of their predecessors, or (l) the WARN Act (29 U.S.C. §§ 2101, et seq.) or any state or other laws of similar effect; (viii) any bulk sales or similar law; (ix) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended, and any taxes arising under or out of, in connection with, or in any way relating to the operation of the assets or businesses of the Real Alloy Debtors prior to the Closing; (x) any unexpired and executory contract or unexpired lease to which a Debtor is a party that is not an Assumed Contract; (xi) any other Excluded Liabilities under the Asset Purchase Agreement; and (xii) Interests arising under or in connection with any acts, or failures to act, of any of the Real Alloy Debtors or any of the Real Alloy Debtors’ predecessors, Affiliates, or Subsidiaries, including, but not limited to, Interests arising under any doctrines of successor, transferee, or vicarious liability, violation of the Securities Act, the Exchange Act, or other applicable securities laws or regulations, breach of fiduciary duty, or aiding or abetting breach of fiduciary duty, or any similar theories under applicable Law or otherwise.

X.        Except as expressly set forth in the Asset Purchase Agreement with respect to the Assumed Liabilities or Permitted Liens, and without limiting the nature or scope of paragraph W above, the transfer of the Acquired Assets, including the assumption, assignment, and/or transfer of the Assumed Contracts, to the Purchaser will not subject the Purchaser or its Affiliates or Subsidiaries to, or subject any Acquired Asset to or provide recourse for, any Interest whatsoever with respect to the operation or condition of the Business or any of the Acquired Assets prior to the Closing or with respect to any facts, acts, actions, omissions, circumstances, or conditions existing, occurring or accruing with respect thereto prior to the Closing Date.

Assumption, Assignment and/or Transfer of the Assumed Contracts

Y.        The assumption, assignment and/or transfer of the Assumed Contracts to the Purchaser pursuant to the terms of this Sale Order is integral to the Asset Purchase Agreement and is in the best interests of the Real Alloy Debtors and their estates, creditors, and other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.

Z.         To the extent necessary or required by applicable Law, the Real Alloy Debtors have or will have as of the Closing Date:  (i) cured, or provided adequate assurance that they will cure, any default existing prior to the Closing Date with respect to the Assumed Contracts, within the meaning of sections 365(b)(1)(A) and 365(f)(2)(A) of the Bankruptcy Code, and (ii) provided compensation, or adequate assurance of compensation, to any party for any actual pecuniary loss to such party resulting from such default, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code.  The respective amounts set forth on the exhibit(s) annexed to the Real Alloy Debtors’ Cure Notice (or any Supplemental Cure Notice(s) served in accordance with the Bidding Procedures Order) are the sole amounts necessary under sections 365(b)(1)(A) and 365(f)(2)(A) of the Bankruptcy Code to cure all such monetary defaults and pay all actual pecuniary losses under the Assumed Contracts, except to the extent otherwise agreed by the Real Alloy Debtors and the applicable Contract Counterparty in writing or determined by order of this Court; provided,  however, that the Purchaser’s and the Real Alloy Debtors’ respective obligations with respect to payment of such Cure Amounts shall be as set forth in the Asset Purchase Agreement.

AA.          The promise of the Purchaser to perform the obligations first arising under the Assumed Contracts after their assumption, assignment, and/or transfer to the Purchaser constitutes adequate assurance of future performance within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code to the extent that any such assurance is required and not waived by the counterparties to such Assumed Contracts.  Any objections to the foregoing, the determination of any Cure Amount, or otherwise related to or in connection with the assumption, assignment, or transfer of any of the Assumed Contracts to the Purchaser are hereby overruled on the merits or otherwise treated as set forth in paragraph 3 below.  Those non-Debtor parties to Assumed Contracts who did not object to the assumption, assignment, or transfer of their applicable Assumed Contract, or to their applicable Cure Amount, are deemed to have consented thereto for all purposes of this Sale Order.

BB.          Pursuant to section 2.5 and section 2.6 of the Asset Purchase Agreement, the Purchaser shall maintain certain rights to modify the list of the Assumed Contracts: (i) with respect to any Contract disclosed by the Real Alloy Debtors to the Purchaser on schedule 2.6(a) to the Asset Purchase Agreement, after the date of this Sale Order and up to 5:00 p.m. (prevailing Eastern Time) on the day before the Closing Date (the “Designation Deadline”), or (ii) with respect to any other Contract (each, a “Previously Omitted Contract”), during the pendency of the Real Alloy Debtors’ Chapter 11 Cases, provided that such modification must be made within thirty (30) calendar days after the Purchaser’s receipt of notice of the existence of such Contract, as set forth in such sections. Such modification rights include, but are not limited to, the right of the Purchaser to designate a Contract for assumption by the Real Alloy Debtors and assignment to the Purchaser, as well as for exclusion from the Sale as an Excluded Contract.  The Purchaser would not have agreed to the Transactions without such modification rights.  The notice and opportunity to object provided to Contract Counterparties to such Assumed Contracts and to other parties in interest, as set forth in the Bidding Procedures Order and, solely with respect to Previously Omitted Contracts, in this Sale Order, fairly and reasonably protect any rights that such counterparties and other parties in interest may have with respect to such Contracts.

Compelling Circumstances for an Immediate Sale

CC.      To maximize the value of the Acquired Assets and preserve the viability of the business to which the Acquired Assets relate, and to reduce the amount of postpetition debtor-in-possession financing borne by the Debtors, it is essential that the Sale of the Acquired Assets occur within the time constraints set forth in the Asset Purchase Agreement.  Time is of the essence in consummating the Sale.  The Sale must be approved and consummated promptly in order to preserve the viability of the Business as a going concern.  Accordingly, there is cause to eliminate the stay contemplated by Bankruptcy Rules 6004 and 6006 with regards to the Transactions contemplated by this Sale Order, the Asset Purchase Agreement, and the Transaction Documents.

DD.      Given all of the circumstances of these Chapter 11 Cases and the adequacy and fair value of the Purchase Price under the Asset Purchase Agreement, the proposed transfer of the Acquired Assets to the Purchaser constitutes a reasonable and sound exercise of the Debtors’ business judgment, is in the best interests of the Real Alloy Debtors, their estates, and their creditors, and should be approved.

EE.      The consummation of the Transactions is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105, 363, and 365 of the Bankruptcy Code, and all of the applicable requirements of such sections have been complied with in respect of the Transactions.

FF.       The Sale does not constitute a de facto plan of reorganization or liquidation or an element of such a plan for any of the Debtors, as it does not and does not propose to:  (i) impair or restructure existing debt of, or equity interests in, the Debtors; (ii) impair or circumvent voting rights with respect to any future plan proposed by the Debtors; (iii) circumvent chapter 11 plan safeguards, such as those set forth in sections 1125 and 1129 of the Bankruptcy Code; or (iv) classify claims or equity interests, compromise controversies, or extend debt maturities.

Credit Bid

GG.      Immediately prior to the Closing of the Sale under the Asset Purchase Agreement to the Purchaser, (a) the Roll Up DIP Notes Agent,4 on behalf of itself and the DIP Noteholders, and pursuant to the direction of the Required DIP Noteholders under the Roll Up DIP Notes Supplemental Indenture, and (b) the Prepetition Notes Trustee (together with the Roll Up DIP Notes Agent, the “Credit Bidding Agents”), on behalf of itself and the Prepetition Noteholders (collectively with the DIP Noteholders, the “Noteholders”), and pursuant to the direction of the Required DIP Noteholders under the Prepetition Notes Indenture, will each assign its rights to receive the Acquired Assets to the Purchaser.  The Purchaser shall discharge the applicable portion of the Roll Up DIP Notes Obligations and Prepetition Notes Obligations (if any)

4 Capitalized terms used in this paragraph but not otherwise defined in this Sale Order shall have, for all purposes under this Sale Order, the meanings given to them in the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, and (V) Modifying the Automatic Stay [Docket No. 348] (the “Final DIP Order”).

constituting the Credit Bid Amount, and such portion shall be deemed to be discharged.  For the avoidance of doubt, any Roll Up DIP Notes Obligations or Prepetition Notes Obligations not constituting part of the Credit Bid Amount shall remain outstanding and shall not be deemed discharged, and any Lien and security interest on any Excluded Asset securing any such non-discharged obligations shall not be released and will continue to secure such non-discharged obligations.  Each DIP Noteholder, on account of its Roll Up DIP Notes Obligations discharged through the Credit Bid, shall receive its pro rata share of common equity interests in one or more entities comprising the Purchaser; and each Prepetition Noteholder, on account of its Prepetition Notes Obligations discharged through the Credit Bid (if any), shall receive its pro rata share of the same common equity interests.

HH.      The Challenge Period (as defined in the Final DIP Order) has expired as to all parties other than the Committee without the filing or assertion of a Challenge (as defined in the Final DIP Order).  Further, the Committee (i) has consented to the stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties), (ii) has waived any right to file a [(and withdraws any filed)] Challenge, and (iii) has acknowledged the termination and expiration of the Challenge Period, in each case, subject only to occurrence of the Closing providing the treatment of Assumed Trade Creditor Liabilities set forth in the Asset Purchase Agreement filed in proposed form on March [__], 2018 [Docket No. __].  Accordingly, all stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties) are unconditionally effective and binding on all parties in interest, including the Committee, subject only (and only in the case of the Committee) to occurrence of the Closing providing the treatment of Assumed Trade Creditor Liabilities set forth therein.  As such, the DIP Noteholders and the Prepetition Noteholders, as applicable, hold allowed secured claims on account of the Roll Up DIP Notes and the Prepetition Notes (each as defined in the

Final DIP Order) in the aggregate principal amount of not less than the Credit Bid Amount, which claim is not subject to avoidance, reduction, disallowance, impairment, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law, plus such additional amounts, all to the extent allowed under, and pursuant to, the Roll Up DIP Notes Supplemental Indenture and the Prepetition Notes Indenture (the “Allowed Secured Notes Claims”).  On account of the Allowed Secured Notes Claims, the DIP Noteholders and the Prepetition Noteholders are secured creditors of the Real Alloy Debtors, holding valid, binding, enforceable, and perfected security interests in, on and against the Real Alloy Debtors, their estates and property of the estates.  As contemplated under the Asset Purchase Agreement and pursuant to the Bidding Procedures Order and the Final DIP Order, the Credit Bidding Agents, on behalf of the Noteholders (as applicable), was authorized to credit bid any or all of the Allowed Secured Notes Claims under section 363(k) of the Bankruptcy Code, and has assigned the right to receive the Acquired Assets to the Purchaser.

II.         The Asset Purchase Agreement provides that the portion of the Purchase Price comprised of the Credit Bid Amount shall constitute consideration for all Acquired Assets as to which the Roll Up DIP Notes Collateral Trustee or the Prepetition Notes Collateral Trustee (each as defined in the Final DIP Order) has a perfected, valid, and enforceable security interest (subject to any applicable Permitted Liens and, in the case of the DIP Collateral (as defined in the Final DIP Order), to satisfaction of the New Money DIP Notes Obligations and the DIP ABL Obligations) (the “Credit Bid Purchased Assets”); provided,  however, that to the extent that there are any Acquired Assets that are subject to such a perfected, valid, and enforceable security interest in favor of a portion but not all of the Credit Bid Indebtedness constituting the Credit Bid Amount, then the Credit Bid Indebtedness constituting the Credit Bid Amount shall be allocated to the applicable Acquired Assets so as to maximize the Acquired Assets that constitute Credit

Bid Purchased Assets.  The Asset Purchase Agreement also provides that the portion of the Purchase Price comprised of the Assumed Liabilities and the Closing Date Payment made in Cash shall constitute consideration for all remaining Acquired Assets that are not Credit Bid Purchased Assets.

JJ.        Pursuant to the Asset Purchase Agreement and sections 363(b) and 363(k) of the Bankruptcy Code, the Credit Bidding Agents, at the direction of the Required DIP Noteholders and in accordance with the terms of the Roll Up DIP Notes Supplemental Indenture and the Prepetition Notes Indenture, credit bid Allowed Secured Notes Claim, which credit bid was a valid and proper bid as contemplated under the Asset Purchase Agreement and a Qualified Bid pursuant to the Bidding Procedures Order.

KK.      All actions taken by the Credit Bidding Agents arising from or relating to their exercise of the right to credit bid the Allowed Secured Notes Claim were proper.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

General Provisions

1.         The Motion, and the relief requested therein, are granted and approved, and the Transactions contemplated thereby and by the Asset Purchase Agreement and Transaction Documents are approved, in each case as set forth in this Sale Order.

2.         This Court’s findings of fact and conclusions of law set forth in the Bidding Procedures Order are incorporated herein by reference.

3.         All objections to the Motion or the relief requested therein that have not been withdrawn, waived, resolved, or otherwise settled as set forth herein, as announced to this Court at the Sale Hearing, or by stipulation filed with this Court, and all reservations of rights included therein, are hereby denied and overruled on the merits.

Approval of Asset Purchase Agreement; Binding Nature

4.         The Asset Purchase Agreement and the Transaction Documents, and all of the terms and conditions thereof, including the Credit Bidding Agents’ credit bid of the Credit Bid Indebtedness, are hereby approved as set forth herein.

5.         The consideration provided by the Purchaser for the Acquired Assets under the Asset Purchase Agreement, including (a) the assumption of the Assumed Liabilities, (b) the payment of cash in the amount of the Closing Date Payment, and (c) the discharge of the Credit Bid Indebtedness in amount of the Credit Bid Amount, is fair and reasonable and shall be deemed for all purposes to constitute reasonably equivalent value, fair value, and fair consideration under the Bankruptcy Code and any other applicable Law, and the Transactions may not be avoided, or costs or damages imposed or awarded, under section 363(n) or any other provision of the Bankruptcy Code.

6.         Pursuant to sections 363 and 365 of the Bankruptcy Code, the Debtors are authorized and empowered to, and shall, take any and all actions necessary or appropriate to (a) consummate the Sale and the other Transactions pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement and the Transaction Documents, and (b) execute and deliver, perform under, consummate, implement, and take any and all other acts or actions as may be reasonably necessary or appropriate to the performance of their respective obligations as contemplated by the Asset Purchase Agreement and the Transaction Documents, in each case without further notice to or order of this Court.  The Transactions authorized herein shall be of full force and effect, regardless of any Debtor’s lack or purported lack of good standing in any jurisdiction in which such Debtor is formed or authorized to transact business.

7.         This Sale Order shall be binding in all respects upon the Debtors, their estates, all creditors, all holders of equity interests in any Debtor, all holders of any Claim(s) (whether known or unknown) against any Debtor, any holders of Interests against, in or on all or any portion of the Acquired Assets, all non-Debtor parties to the Assumed Contracts, the Purchaser, and all successors and assigns of the foregoing, including, without limitation, any trustee, if any, subsequently appointed in these Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of these Chapter 11 Cases, in each case, in any and all circumstances, including, without limitation, after the closing of the Transactions, confirmation or consummation of a chapter 11 plan, conversion of these Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of these Chapter 11 Cases for any reason.

Transfer of Acquired Assets Free and Clear of Interests; Injunction

8.         Pursuant to sections 105(a), 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, the Debtors are authorized and directed to transfer the Acquired Assets, including but not limited to the Assumed Contracts, to the Purchaser on the Closing Date in accordance with the Asset Purchase Agreement and Transaction Documents.  Upon and as of the Closing Date, such transfer shall constitute a legal, valid, binding, and effective transfer of such Acquired Assets, and the Purchaser shall take title to and possession of such Acquired Assets free and clear of all Interests (except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities).

9.         All such Interests shall attach solely to the proceeds of the Sale with the same validity, priority, force and effect that they now have as against the Acquired Assets, subject to any claims and defenses the Debtors and their estates may possess with respect thereto.  This Sale Order shall be effective as a determination that, on and as of the Closing, all Interests of any kind or nature whatsoever (except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities) have been unconditionally released, discharged, and terminated in, on, or against the Acquired Assets.  The provisions of this Sale

Order authorizing and approving the transfer of the Acquired Assets free and clear of Interests shall be self-executing, and neither the Debtors nor the Purchaser shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Sale Order.

10.       Except as expressly permitted by the Asset Purchase Agreement or this Sale Order, all Persons and entities holding Interests (other than the Permitted Liens and Assumed Liabilities) are hereby forever barred, estopped, and permanently enjoined from asserting their respective Interests against the Purchaser or any of its Affiliates or Subsidiaries and each of their respective property and assets, including, without limitation, the Acquired Assets.  On and after the Closing Date, the Purchaser shall be authorized to execute and file such documents, and to take all other actions as may be necessary, on behalf of each holder of an Interest to release, discharge, and terminate such Interests in, on, and against the Acquired Assets as provided for herein, or to record or otherwise appropriately effectuate such release, discharge, and termination, as such Interests may have been recorded or may otherwise exist.  On and after the Closing Date, and without limiting the foregoing, the Purchaser shall be authorized to file termination statements or lien terminations in any required jurisdiction to remove any record, notice filing, or financing statement recorded to attach, perfect, or otherwise notice any Interest that is extinguished or otherwise released pursuant to this Sale Order.  This Sale Order constitutes authorization under all applicable jurisdictions and versions of the Uniform Commercial Code (“UCC”) for the Purchaser to file UCC termination statements with respect to all security interests in or liens on the Acquired Assets.

11.       On and after the Closing, the Persons holding an Interest (other than a Permitted Lien or an Assumed Liability) shall execute such documents and take all other actions as may be reasonably necessary to release their respective Interests in the Acquired Assets, as such Interests may have been recorded or otherwise filed.  The Purchaser may, but shall not be required to, file a copy of this Sale Order in any filing or recording office in any federal, state, county, or other jurisdiction in which any Debtor is incorporated or has real or personal property, or with any other appropriate clerk or recorded with any other appropriate recorder, and such filing or recording shall be accepted and shall be sufficient to release, discharge, and terminate any of the Interests as set forth in this Sale Order as of the Closing Date.  All persons and entities that are in possession of any portion of the Acquired Assets on the Closing Date shall promptly surrender possession thereof to the Purchaser at the Closing.

12.       The transfer of the Acquired Assets to the Purchaser pursuant to the Asset Purchase Agreement and Transaction Documents does not require any consents other than specifically provided for in the Asset Purchase Agreement.

13.       This Sale Order is and shall be binding upon and govern the acts of all Persons and entities (including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, and secretaries of state, federal and local officials) who may be required by operation of law, the duties of their office, or contract to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease.  Each of the foregoing Persons and entities shall accept for filing any and all of the documents and instruments necessary and appropriate to release, discharge and terminate any of the Interests or to otherwise consummate the Transactions contemplated by this Sale Order, the Asset Purchase Agreement, or any Transaction Document.

Assumed Contracts and Cure Payments

14.       Pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, and subject to and conditioned upon the Closing Date, the Debtors’ assumption, assignment, and/or transfer to the Purchaser of the Assumed Contracts are hereby authorized and approved in full, subject to the terms set forth below.  Subject to the terms of the Asset Purchase Agreement, the Real Alloy Debtors shall pay all Cure Amounts to the applicable Contract Counterparties to the Assumed Contracts on the later of (a) the Closing Date or (b) the date agreed by the Debtors and the applicable Contract Counterparty or otherwise ordered by the Court.

15.       The Debtors are authorized and empowered to, and upon the Closing shall, assume, assign, and/or transfer each of the Assumed Contracts to the Purchaser free and clear of all Interests (except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities).  The payment of the applicable Cure Amounts (if any), or the reservation by the Debtors of an amount of cash that is equal to the lesser of (a) the amount of any cure or other compensation asserted by the applicable Contract Counterparty as required under section 365 of the Bankruptcy Code or (b) the amount approved by order of this Court to reserve for such payment (such lesser amount, the “Alleged Cure Claim”) shall, pursuant to section 365 of the Bankruptcy Code and other applicable Law, (x) effect the cure, or provide adequate assurance of the cure, of all defaults existing thereunder as of the Closing Date and (y) compensate, or provide adequate assurance of compensation, for any actual pecuniary loss to such non-Debtor party resulting from such default.  Accordingly, on and as of the Closing Date, other than such payment or reservation, none of the Debtors nor the Purchaser shall have any further liabilities or obligations to the non-Debtor parties to the Assumed Contracts with respect to, and the Contract Counterparties to the Assumed Contracts shall be forever enjoined and barred from seeking, any additional amounts or claims (as defined in section 101(5) of the Bankruptcy Code) that arose, accrued, or were incurred at any time on or prior to the Closing Date on account of the Debtors’ cure or compensation obligations arising under section 365 of the Bankruptcy Code.  The Purchaser has provided adequate assurance of future performance under the relevant Assumed Contracts within the meaning of section 365(f) of the Bankruptcy Code.

16.       To the extent any provision in any Assumed Contract assumed or assumed and assigned (as applicable) pursuant to this Sale Order (including, without limitation, any “change of control” provision) (a) prohibits, restricts, or conditions, or purports to prohibit, restrict, or condition, such assumption or assignment, or (b) is modified, breached, or terminated, or deemed modified, breached, or terminated by any of the following: (i) the commencement of these Chapter 11 Cases, (ii) the insolvency or financial condition of any Debtor at any time before the closing of these Chapter 11 Cases, (iii) any Debtor’s assumption or assumption and assignment (as applicable) of such Assumed Contract, or (iv) the consummation of the Transactions, then such provision shall be deemed modified so as to not entitle the non-Debtor party thereto to prohibit, restrict, or condition such assumption or assignment, to modify or terminate such Assumed Contract, or to exercise any other default-related rights or remedies with respect thereto, including, without limitation, any such provision that purports to allow the applicable Contract Counterparty thereto to recapture such Assumed Contracts, impose any penalty thereunder, condition any renewal or extension thereof, impose any rent acceleration or assignment fee, or increase or otherwise impose any other fees or other charges in connection therewith.  All such provisions constitute unenforceable anti-assignment provisions that are void and of no force and effect pursuant to sections 365(b), 365(e) and 365(f) of the Bankruptcy Code.

17.       All requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Purchaser of the Assumed Contracts have been satisfied.  Upon the Closing, in accordance with sections 363 and 365 of the

Bankruptcy Code, the Purchaser shall be fully and irrevocably vested with all right, title and interest of the Real Alloy Debtors in and under the Assumed Contracts, and each Assumed Contract shall be fully enforceable by the Purchaser in accordance with its respective terms and conditions, except as limited or modified by the provisions of this Sale Order.  Upon and as of the Closing, the Purchaser shall be deemed to be substituted for the Real Alloy Debtors as a party to the applicable Assumed Contracts and, accordingly, the Real Alloy Debtors shall be relieved, pursuant to section 365(k) of the Bankruptcy Code, from any further liability under the Assumed Contracts.

18.       The Assumed Contracts will remain in full force and effect, and upon the payment of the applicable Cure Amount or reservation of the Alleged Cure Claim, if any, no default shall exist, or be deemed to exist, under the Assumed Contracts as of the Closing Date nor shall there exist, or be deemed to exist, any event or condition which, with the passage of time or giving of notice, or both, would constitute such a default.

19.       The rights of the Purchaser to modify the list of the Assumed Contracts after the date of this Sale Order up to (a) with respect to any Previously Omitted Contract, during the pendency of the Real Alloy Debtors’ Chapter 11 Cases, provided that such modification must be made within thirty (30) calendar days after the Purchaser’s receipt from the Debtors of notice of the existence of such Previously Omitted Contract, or (b) with respect to any other Contract, the Designation Deadline, in each case as set forth in section 2.6 of the Asset Purchase Agreement, are hereby approved.  Notwithstanding anything in this Sale Order to the contrary, on the date any such Contract is assumed, assigned and/or transferred to the Purchaser, such Contract shall thereafter be deemed a Purchased Asset for all purposes under this Sale Order and the Asset Purchase Agreement.

20.       If the Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with the Asset Purchase Agreement, (a) the applicable schedules to the Asset Purchase Agreement shall be amended to include (i) such Previously Omitted Contract as an Assumed Contract and (ii) all Cure Amounts and other Assumed Liabilities related to such Previously Omitted Contract and (b) the Debtors shall file and serve a Notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Debtors’ intention to assign and Purchaser’s intention to assume such Previously Omitted Contract, including the proposed Cure Amount (if any).  The counterparties to such Previously Omitted Contract shall have fourteen (14) calendar days from the date of such Previously Omitted Contract Notice to file and serve on the Debtors and the Purchaser an objection to the assumption of its Contract.  If the counterparties, the Debtors, and the Purchaser are unable to reach a consensual resolution with respect to a timely served objection, the Debtors will seek an expedited hearing before this Court to seek approval of the assumption and assignment of such Previously Omitted Contract.  If no objection is timely served on the Debtors and the Purchaser, then such Previously Omitted Contract shall be deemed assumed by the applicable Debtor and assigned to the Purchaser, or transferred by the applicable Debtor to the Purchaser, as applicable, pursuant to this Sale Order.  The Real Alloy Debtors and the Purchaser shall execute, acknowledge, and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for Purchaser to assume the rights and obligations under such Previously Omitted Contract, including with respect to payment of the applicable Cure Amount (if any).

21.       All Contract Counterparties to the Assumed Contracts shall be deemed to have consented to such assumption, assignment, and/or transfer under section 365(c)(1)(B) of the Bankruptcy Code or otherwise and the Purchaser shall enjoy all of the Real Alloy Debtors’

rights, benefits, and privileges under each such Assumed Contract as of the applicable date of assumption, assignment, and/or transfer without the necessity to obtain any non-Debtor party’s written consent to the assumption, assignment, and/or transfer thereof.

22.       Nothing in this Sale Order, the Motion, or in any notice or any other document is or shall be deemed an admission by the Debtors that any Assumed Contract is an executory contract or unexpired lease under section 365 of the Bankruptcy Code.

23.       The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of its respective rights to enforce every term and condition of the Assumed Contracts.

Additional Injunction; No Successor Liability

24.       Effective upon the Closing Date and except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities, all Persons and entities are forever prohibited and permanently enjoined from (a) commencing or continuing in any manner any action or other proceeding, the employment of process, or any act (whether in law or equity, in any judicial, administrative, arbitral, or other proceeding), to collect, recover, or offset any Interest, (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order with respect to an Interest, (c) creating, perfecting, or enforcing any Interest, or (d) asserting any setoff, right of subrogation, or recoupment of any kind with respect to an Interest, in each case as against the Purchaser, any of its Affiliates or Subsidiaries, any of their respective current and former officers, directors, managers, members, partners, managed funds, affiliates, agents, advisors, professionals and representatives (collectively, the “Representatives”), or any of their respective property or assets, including the Acquired Assets.

25.       The Transactions contemplated by the Asset Purchase Agreement and the

Transaction Documents do not cause there to be, and there is not (a) a consolidation, merger, or de facto merger of the Purchaser, on the one hand, with or into the Debtors or the Debtors’ estates, on the other hand, or vice versa, (b) a substantial continuity between the Purchaser, on the one hand, and the Debtors or the Debtors’ estates, on the other hand, (c) a common identity between the Purchaser, on the one hand, and the Debtors or the Debtors’ estates, on the other hand, or (d) a mere continuation of the Debtors or their estates, on the one hand, with the Purchaser, on the other hand.

26.       Except as expressly set forth in the Asset Purchase Agreement with respect to the Permitted Liens and Assumed Liabilities, the transfer of the Acquired Assets, including, without limitation, the assumption, assignment, and transfer of any Assumed Contract, to the Purchaser shall not cause or result in, or be deemed to cause or result in, the Purchaser or any of its Representatives having any liability, obligation, or responsibility for, or any Acquired Assets being subject to or being recourse for, any Interest whatsoever, whether arising under any doctrines of successor, transferee, or vicarious liability, breach of fiduciary duty, aiding or abetting breach of fiduciary duty, or otherwise, whether at Law or in equity, directly or indirectly, and whether by payment, setoff, recoupment, or otherwise.

27.       For the avoidance of doubt, notwithstanding the consummation of the Transactions and the employment by the Purchaser of certain Persons previously employed by the Debtors, (a) the Purchaser shall not have any obligations or liabilities to any employee of the Debtors or in respect of any employee benefits owing to any employee of the Debtors by the Debtors or by any plan or program administered by the Debtors or for the benefit of the Debtors’ employees, and (b) any obligations of the Purchaser to any such Person shall be expressly limited to (i) those obligations expressly agreed upon by the Purchaser (if any) with such Person, and (ii) those obligations explicitly assumed by the Purchaser (if any) under the Asset Purchase

Agreement.

28.       Subject to the terms of the Asset Purchase Agreement and this Sale Order, Purchaser and the Debtors shall be authorized, in their respective sole discretion, to take all actions, including all resolutions and administrative actions, necessary and proper to effectuate the transfer of any benefit plans, including 401(k) plans, flexible spending plans, health and welfare plans, and all other employee benefit plans, from the Debtors to Purchaser (or any other properly designated person) in a manner consistent with the Asset Purchase Agreement.

Good Faith

29.       The Transactions contemplated by this Sale Order, the Asset Purchase Agreement, and Transaction Documents are undertaken by the Purchaser without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale and other Transactions shall not alter, affect, limit, or otherwise impair the validity of the Sale or such other Transactions (including the assumption, assignment, and/or transfer of the Assumed Contracts), unless such authorization and consummation are duly stayed pending such appeal.  The Purchaser is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to, and hereby granted, the full rights, benefits, privileges, and protections of section 363(m) of the Bankruptcy Code.

Other Provisions

30.       The Purchaser is hereby authorized, in its discretion, in connection with consummation of the Transactions, to allocate the Acquired Assets, Assumed Liabilities, and

Assumed Contracts among any Purchaser Designees, other designees, assignees, and/or successors in a manner as it, in its discretion, deems appropriate, and such Person shall be entitled to all of the rights, benefits, privileges, and protections of the Purchaser as are afforded to the Purchaser under this Sale Order, and the Real Alloy Debtors shall, to the extent set forth in the Asset Purchase Agreement and Transaction Documents, cooperate with and take all actions reasonably requested by Purchaser to effectuate any of the foregoing.  In the event that the Purchaser designates any Purchaser Designee to acquire any Acquired Assets, including, without limitation, any Assumed Contracts, then any reference to the “Purchaser” in this Sale Order shall be deemed to be a reference to “the Purchaser and/or such applicable Purchaser Designee,” unless the context requires otherwise.  Upon the transfer of any Acquired Asset or Assumed Contract to, or the assumption of any Assumed Liability by, a Purchaser Designee, such Purchaser Designee shall be solely responsible for such Acquired Asset, Assumed Liability, or Assumed Contract (including performance thereunder), as applicable.

31.       The Credit Bid, as contemplated under the Asset Purchase Agreement, was and is a valid and proper bid under section 363(b) and 363(k) of the Bankruptcy Code and a Qualified Bid pursuant to the Bidding Procedures Order.  Upon the Closing, the Allowed Secured Notes Claim, in the amount of the Credit Bid Amount, shall be deemed satisfied in accordance with the allocation as between Roll-Up Notes Obligations and Pre-petition Secured Notes Obligations set forth Asset Purchase Agreement, and such obligations shall be deemed reduced in such amount, with any remainder thereof an allowed claim in each of these Cases without further order of this Court.  Upon the Closing, the liens on the assets of the Debtors granted under the DIP Notes Documents and the Prepetition Notes Documents (each as defined in the Final DIP Order) to secure the Roll-Up Notes Obligations and the Pre-petition Secured Notes Obligations shall be deemed released solely with respect to the Acquired Assets, as applicable, and the Real Alloy

Debtors shall take all actions required under the Asset Purchase Agreement to confirm removal of any such liens.  Upon the Closing, the DIP Noteholders shall have no further obligation to make any extensions of credit the DIP Notes Purchase Agreement (as defined in the Final DIP Order).

32.       The portion of the Purchase Price comprised of the Credit Bid Amount shall constitute consideration for all Credit Bid Purchased Assets; provided,  however, that to the extent that there are any Acquired Assets that are subject to such a perfected, valid, and enforceable security interest in favor of a portion but not all of the Credit Bid Indebtedness constituting the Credit Bid Amount, then the Credit Bid Indebtedness constituting the Credit Bid Amount shall be allocated to the applicable Acquired Assets so as to maximize the Acquired Assets that constitute Credit Bid Purchased Assets.  The portion of the Purchase Price comprised of the Assumed Liabilities and the Closing Date Payment made in Cash shall constitute consideration for all remaining Acquired Assets that are not Credit Bid Purchased Assets.

33.       Immediately prior to the Closing, to the extent so directed by Purchaser, the Debtors shall issue, and the DIP Noteholders shall purchase in accordance with the DIP Notes Purchase Agreement, New Money DIP Notes (as defined in the Final DIP Order) in an amount equal to the amount of unpaid administrative claims, except for any fees or expenses of any professionals retained in these Chapter 11 Cases not previously approved by the Court, of the type included in the Approved Budget (as defined in the Final DIP Order), incurred by the Real Alloy Debtors postpetition in the ordinary course of business through the Closing Date, and not in contravention of any of the terms of the Final DIP Order, as set forth on Schedule 3.1(a) to the Asset Purchase Agreement (the “Pre-Closing Administrative Claims”); provided, however, that notwithstanding the foregoing, such amounts shall deemed satisfied to the extent that the Purchaser, in its sole discretion, elects to pay in cash or leave an equivalent amount of cash with

Sellers instead of acquiring such cash at Closing pursuant to the terms of the Asset Purchase Agreement. The proceeds of such New Money DIP Notes shall be used by the Debtors to satisfy the Pre-Closing Administrative Claims.  To the extent any such funds are not used to satisfy Pre-Closing Administrative Claims at or promptly following the Closing, the Debtors shall pay such proceeds to the New Money DIP Notes Agent for distribution to the holders of the DIP Noteholders or following payment in full of the New Money DIP Notes Obligations (as defined in the Final DIP Order) to Purchaser.

34.       Effective upon the Closing Date and without further order of the Court, the Real Alloy Debtors and their estates and the Committee shall be deemed to waive any and all actions related to and release the Notes Agents, the Noteholders, and their Representatives from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Asset Purchase Agreement, DIP Notes Purchase Agreement, the Final DIP Order, the Roll Up DIP Notes Supplemental Indenture, the Prepetition Notes Indenture, any documents related to any of the foregoing, any aspect of the prepetition or postpetition relationship between the Notes Agents or the Noteholders and any Debtor, including, without limitation, in connection with the Debtors’ marketing and sale process, the bid reflected in the Asset Purchase Agreement (including the Credit Bid), [the Auction], the Closing, and negotiations, interactions, or communications related to any of the foregoing, or any other acts or omissions by the Notes Agents or the Noteholders in connection with any of the foregoing; provided,  however, that the foregoing release (a) shall be subject to the compliance of the DIP Noteholders with paragraph 7(b) of the Final DIP Order with respect to the Carve-Out (including the Post-Default Carve-Out Cap) as modified by paragraph 40 and (b) shall not effect a release of any obligations of the Purchaser under the Asset Purchase Agreement or any related document or the Debtors’ rights related to a breach of such obligations (if any).  Notwithstanding that the Notes Agents may receive common equity of the Purchaser to facilitate the distribution thereof to the Noteholders, the Notes Agents shall under no circumstances be deemed to be the Purchaser, owners or affiliates of the Purchaser, or otherwise the party acquiring the Acquired Assets or assuming the Assumed Liabilities, and the issuance of common equity of the Purchaser shall for all purposes be deemed to be made directly to the Noteholders.

35.       The sale of the Purchased Causes of Action to the Purchaser, the Purchaser’s acquisition thereof, and the Purchaser’s release of and covenant not to sue on account of the Released Causes of Action, in each case, as provided in the Asset Purchase Agreement, is fair and reasonable under the circumstances, represents a good faith exercise of the Real Alloy Debtors’ business judgment, was agreed to in good faith and at arm’s-length by the Real Alloy Debtors, the Purchaser, and the Committee, and is approved.

36.       The procedures set forth for the reconciliation and allowance of Priority Trade Claims and Non-Priority Trade Claims set forth in the Asset Purchase Agreement, including as set forth in section 6.13 of the Asset Purchase Agreement, are reasonable under the circumstances, were agreed to in good faith and at arm’s-length by the Real Alloy Debtors, the Purchaser, and the Committee, and are approved.

37.       All stipulations in the Final DIP Order (including the releases of the DIP Secured Parties and Prepetition Secured Parties) are unconditionally effective and binding on all parties in interest, including the Committee, subject only (and only in the case of the Committee) to occurrence of the Closing providing the treatment of Assumed Trade Creditor Liabilities set forth in the Asset Purchase Agreement.  Upon Closing providing the treatment of the Assumed Trade Creditor Liabilities set forth in the Asset Purchase Agreement, all stipulations shall be unconditionally effective and binding on the Committee in addition to all other parties in interest.

38.       Upon the closing of the transaction contemplated by the Asset Purchase Agreement, the Final DIP Order shall be deemed modified to provide for the payment in full of all fees and expenses incurred investigating and preparing the Challenge (the “Challenge Expenses”) by Brown Rudnick LLP, Duane Morris LLP, and Goldin Associates, LLC (collectively, the “Committee Professionals”) up to an aggregate cap of $550,000, subject only to allowance of such fees in accordance with the professional interim compensation order entered in in these Chapter 11 Cases [Docket No. 180] and any other orders of the Bankruptcy Court allowing professional fees.  The Purchaser, the DIP Secured Parties, the Prepetition Secured Parties, and the Real Alloy Debtors’ estates shall not be liable for any Challenge Expenses incurred by the Committee or its professionals in excess of such cap or for any amounts payable to the financial advisor of the Committee on account of any success, transaction or completion fees.

39.       The Committee shall support the closing of the sale to Purchaser pursuant to the terms of the Asset Purchase Agreement and, subject to the closing of the transaction contemplated by the Asset Purchase Agreement and Purchaser’s compliance with its obligations thereunder, the structured dismissal of the Real Alloy Debtors’ Chapter 11 Cases as contemplated therein.

40.       Pursuant to paragraph 7 of the Final DIP Order, the closing of the transaction contemplated by the Asset Purchase Agreement shall be deemed an automatic and irrevocable “Note Purchase Request” by the Debtors in accordance with Section 2 of the DIP Notes Purchase Agreement in an amount equal to the Carve-Out (as defined in the Final DIP Order) calculated as of the closing of such transaction and including the Post-Default Carve-Out Cap (as defined in the Final DIP Order)) without the need for any delivery of a Carve-Out Trigger Notice (as defined in the Final DIP Order) to the Debtors; provided,  however, that notwithstanding the foregoing and paragraph 7 of the Final DIP Order, such amounts shall deemed satisfied to the extent that the Purchaser, in its sole discretion, elects to pay cash or leave an equivalent amount of cash with Sellers instead of acquiring such cash at Closing pursuant to the terms of the Asset Purchase Agreement.  Further, and notwithstanding paragraph 7 of the DIP Order, following payment in full of the New Money DIP Notes Obligations (as defined in the Final DIP Order), any residual amounts from the Carve-Out (including the Post-Default Carve-Out Cap) or Wind-Down Budget remaining after satisfaction of such budgeted wind-down expenses or expenses payable from the Carve-Out (including the Post-Default Carve-Out Cap) shall be promptly paid to Purchaser upon the effectiveness of dismissal of the Chapter 11 Cases, the confirmation of any chapter 11 plan, or conversion to chapter 7 of the Chapter 11 Cases, but in no event earlier than final fee applications of the Debtors’ Professional and the Committee’s Professionals have been approved by Court order on a final basis and payments have been made thereunder.  All amounts on account of the Carve-Out (including the Post-Default Carve-Out Cap) and Wind-Down Budget shall be held by the Debtors in a segregated account and shall be spent solely on the dedicated expenses for which such funds were provided.

41.       Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (a) these Chapter 11 Cases (including any order dismissing these Chapter 11 Cases), (b) any subsequent chapter 7 case into which any such chapter 11 case may be converted, or (c) any related proceeding subsequent to entry of this Sale Order, shall conflict with or derogate from the provisions of the Asset Purchase Agreement or the terms of this Sale Order.  To the extent of any such conflict or derogation, the terms of this Sale Order shall govern; provided, however, nothing herein shall alter the Final DIP Order with respect to the rights, claims, protections, and priorities of the DIP Secured Parties and the Prepetition Secured Parties, except as to the discharge of claims through the Credit Bid.

42.       Pursuant to Bankruptcy Rules 6004(h), 6006(d), 7062, and 9014, this Sale Order shall not be stayed after the entry hereof, but shall be effective and enforceable immediately upon entry, and the stays provided in Bankruptcy Rules 6004(h) and 6006(d) are hereby expressly waived and shall not apply.  Accordingly, the Debtors are authorized and empowered to close the Sale and other Transactions immediately upon entry of this Sale Order.

43.       Nothing in this Sale Order shall modify or waive any closing conditions or termination rights in the Asset Purchase Agreement, and all such conditions and rights shall remain in full force and effect in accordance with their terms.

44.       No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Transactions.

45.       All payment or reimbursement obligations of the Real Alloy Debtors owed to the Purchaser pursuant to the Asset Purchase Agreement or the Transaction Documents shall be paid in the manner provided therein, without further notice to or order of this Court.  All such obligations shall constitute allowed administrative claims against each of the Real Alloy Debtors on a joint and several basis, with first priority administrative expense status under sections 503(b) and 507(a)(2) of the Bankruptcy Code.  Until satisfied in full in cash, all such obligations shall continue to have the protections provided in this Sale Order, and shall not be discharged, modified, or otherwise affected by any reorganization plan for the Real Alloy Debtors.

46.       As of the Closing Date, the Debtors are authorized to (a) change the name of each Debtor to a name that was not included as part of the Acquired Assets and (b) submit an order to this Court under certification of counsel changing the caption of these Chapter 11 Cases to reflect the new corporate names.

47.       The failure specifically to include any particular provision of the Asset Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Asset Purchase Agreement be authorized and approved in its entirety.

48.       The Asset Purchase Agreement and Transaction Documents may be modified, amended, or supplemented in a writing signed by the parties thereto and in accordance with the terms thereof, without further notice to or order of this Court; provided that any such modification amendment, or supplement having an adverse effect on the treatment provided to holders of Assumed Trade Creditor Liabilities or the rights of the Committee under the Asset Purchase Agreement shall require the Committee’s consent or further order of the Bankruptcy Court; provided,  further, that  any such modification, amendment, or supplement shall not have a material adverse effect on the Debtors’ estates unless approved by order of this Court.  All such modifications, amendments, and/or supplements, and all Transaction Documents, not previously provided to the Committee shall be provided promptly to the Committee.

49.       Subject to Section 10.8 of the Asset Purchase Agreement, this Court retains jurisdiction, pursuant to its statutory powers under 28 U.S.C. § 157(b), to, among other things, (a) interpret, implement, and enforce the terms and provisions of this Sale Order, the Asset Purchase Agreement, the Transaction Documents, and any amendments thereto and any waivers and consents given thereunder, (b) compel delivery of the Acquired Assets to the Purchaser, (c) enforce the injunctions and limitations of liability set forth in this Sale Order, and (d) enter any orders under sections 363 and 365 of the Bankruptcy Code with respect to the Assumed Contracts.

50.       All time periods set forth in this Sale Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

51.       The automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to implement the provisions of this Sale Order and the terms and conditions of the Asset Purchase Agreement and the Transaction Documents.

52.       The rules of construction set forth in section 1.2 of the Asset Purchase Agreement shall apply to this Sale Order, mutatis mutandis.

53.       To the extent that this Sale Order is inconsistent with any prior order or pleading with respect to the Motion, the Asset Purchase Agreement, or any Transaction Document, the terms of this Sale Order shall govern.  To the extent there are any inconsistencies between the terms of this Sale Order, the Asset Purchase Agreement, or any Transaction Document, on the one hand, and the Bidding Procedures Order, on the other hand, the terms of this Sale Order, the Asset Purchase Agreement, or the applicable Transaction Documents shall govern, as applicable.

Dated:	___________________, 2018
Wilmington, Delaware

KEVIN J. CAREY
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

Asset Purchase Agreement